Exhibit 99.1

FSK Reschedules Earnings Release and Conference Call for First Quarter 2026

PHILADELPHIA AND NEW YORK – April 28, 2026 – Due to a scheduling conflict, FS KKR Capital Corp. (NYSE: FSK) announced today that it has rescheduled the release of its first quarter 2026 results and accompanying earnings call. FSK will now release its first quarter 2026 results before the opening of trading on the New York Stock Exchange on Monday, May 11, 2026.

FSK will host its first quarter 2026 results conference call via live webcast on Monday, May 11, 2026 at 9:00 a.m. (Eastern Time). All interested parties are welcome to participate and can access the live webcast from the For Investors section of FSK’s website at www.fskkrcapitalcorp.com under Events & Presentations or through the following URL: https://edge.media-server.com/mmc/p/ysenbwyi.

Research analysts who wish to participate in the conference call are requested to register a day in advance or at a minimum 15 minutes before the start of the call using the following URL: https://register-conf.media-server.com/register/BI86a0953ea3aa44758a814b6928917e4c. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN number that can be used to access the call.

An investor presentation of financial information will be available by visiting the For Investors section of FSK’s website, under Events & Presentations before the market open on Monday, May 11, 2026.

A replay of the call will be available beginning shortly after the end of the call by visiting the For Investors section of FSK’s website, under Events & Presentations.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkrcapitalcorp.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between Future Standard, formerly FS Investments, and KKR Credit that serves as the investment adviser to FSK and other business development companies.

Future Standard is a global alternative asset manager serving institutional and private wealth clients, investing across private equity, credit and real estate. With a 30+ year track record of value creation and over $93 billion in assets under management, we back the business owners and financial sponsors that drive growth and innovation across the middle market, transforming untapped potential into durable value.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Contact Information:

Investor Relations
Caitlin Welch
Caitlin.Welch@futurestandard.com

Future Standard Media Team
Marc Hazelton
Marc.Hazelton@futurestandard.com